Free Writing Prospectus

Pursuant to Rule 433

Dated May 16, 2013

Registration Nos. 333-170956 and 333-170956-06

Nissan Auto Lease Trust 2013-A

$1.259+B NISSAN AUTO LEASE TRUST 2013-A

Joint-Leads: Barclays (Str), BofAML, Credit Ag

Co-Managers: BTMU, HSBC, Mizuho, Scotia

CL	$AMT(mm)	WAL	M/F	PWIN	E. FIN	L. FIN	BMK+SPD	YLD	COUP	PX
A-1	195.000	0.32	P-1/F1+	1-8	01/14	06/14	0.23% YLD	0.23%	0.23%	100-00
A-2a	195.000	1.25	Aaa/AAA	8-21	02/15	09/15	EDSF +14	0.459%	0.45%	99.98936
A-2b	400.000	1.25	Aaa/AAA	8-21	02/15	09/15	1ML +13			100-00
A-3	360.000	1.98	Aaa/AAA	21-28	09/15	04/16	EDSF +24	0.611%	0.61%	99.99956
A-4	109.825	2.36	Aaa/AAA	28-29	10/15	10/18	IS +33	0.747%	0.74%	99.98634

TICKER:	NALT 2013-A
EXPECTED PXG:	PRICED
EXPECTED SETTLE:	05/23/13
FIRST PAY:	06/17/13
BILL & DELIVERY:	BARCLAYS
REGISTRATION:	SEC-REG
EXPECTED RATINGS:	MDY/FITCH
PXG SPEED:	75% PPC
ERISA ELIGIBLE:	YES
MIN DENOM:	$25K x $1K

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-212-412-5780 or emailing abssyndicateteam@barclays.com.